News Release 140 September 6, 2012 Liberty Star Uranium & Metals Corp. LBSR: OTCQB LBVN: Frankfurt http://www.LibertyStarUranium.com FOR IMMEDIATE RELEASE

Gold, Copper Explorer Liberty Star Updates Scout Drilling Program at Big Chunk, Alaska

TUCSON, Ariz.–(Sept 7)–Liberty Star Uranium & Metals Corp. (“Liberty Star” or the “Company”)(LBSR: OTCQB) is pleased to announce that scout drilling on Target 1 (of 12), Hole #1 reached and exceeded its planned depth of 1650 feet (August 28th, NR 137). The drill hole bottomed at 1696 feet and was capped so that it could undergo further drilling next spring. 166 core boxes containing 5 core samples each (10 feet) were collected and samples from the split core are being prepared for shipment to the MEG sample prep lab near Reno NV, and then on to the ALS Group certified assay facility in Vancouver, BC, Canada. Readings from an XRF analyzer and high definition photographs, as well as other technical measurement data gatherers are being transmitted to the Company’s Tucson headquarters where they will be analyzed.

Further drilling this season was ended due to oncoming winter conditions including very high winds (gusting to 131 MPH) and heavy rain combined with low to zero visibility occurring in both the Lake Iliamna region and Port Alsworth, making fixed wing aircraft or helicopter transportation impossible. Scout drilling will begin again on additional targets in May, 2013.

Comments James A. Briscoe, Liberty Star’s CEO and Chief Geologist: “This initial drilling program fulfilled several of our goals: First, to establish a camp we can continue to work from for many years, second to re-establish our prominence in the local community, third to fulfill Alaska State Mining Claim assessment work requirements, and lastly to start scout drilling that I believe will lead to the eventual discovery of a porphyry copper and gold mineral body.”

“James A. Briscoe” James A. Briscoe, Professional Geologist, AZ CA
CEO/Chief Geologist
Liberty Star Uranium & Metals Corp.

About Liberty Star’s Big Chunk Super Project:

Liberty Star, through its wholly owned Alaska subsidiary, Big Chunk Corp., holds exclusive mineral exploration rights to 612 state mining claims in two blocks covering approximately 177 square miles in southwestern Alaska. The Big Chunk claims were initially staked in 2003 along the Big Chunk caldera, which is believed to host Northern Dynasty Minerals’/Anglo American’s Pebble Project. Liberty Star has recently conducted exploratory drilling on specific targets for porphyry copper, gold, molybdenum (moly), silver and zinc. SRK Consulting submitted a NI 43-101 compliant technical report on the Big Chunk Super Project in 2010: available on Liberty Star’s web site http://www.libertystaruranium.com/.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include our drilling plans, that drilling will recommence in May 2013; that we can work from our camp for many years that analysis will be completed and may lead to a copper and gold body discovery. Factors which may delay or prevent these forward-looking statements from being realized include: the failure of our exploration program to identify targets; we may not be able to raise sufficient funds to complete our intended exploration, keep our properties or carry on operations; we may be unable to continue exploration due to weather, logistical problems, labor or equipment problems or hazards even if funds are available. Despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures in the Company’s recent 10-K and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:
Liberty Star Uranium & Metals Corp.
Tracy Myers, 520-425-1433
Investor Relations
info@LibertyStarUranium.com
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